EXHIBIT 99.3
CR-07-20
THE GEO GROUP ANNOUNCES 2-FOR-1 STOCK SPLIT
Boca Raton, Fla. — May 1, 2007 — The GEO Group (NYSE: GEO) (“GEO”) announced today that on May 1, 2007, GEO’s Board of Directors declared a 2-for-1 stock split of GEO’s common stock. The stock split will take effect on June 1, 2007 with respect to stockholders of record on May 15, 2007. Following the stock split, GEO’s diluted shares outstanding will increase from approximately 25.7 million to approximately 51.4 million.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 66 correctional and residential treatment facilities with a total design capacity of approximately 58,000 beds.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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